EXHIBIT 21


                          Subsidiaries of Registrant

Name                           % of Ownership        State of Incorporation


Pro-Health Systems, Inc.           100%                    Delaware
Sandata Spectrum, Inc.             100%                    Delaware
Sandsport Data Services, Inc.      100%                    New York
Sandata Home Health Systems, Inc.  100%                    Delaware
SanTrax Systems, Inc.              100%                    New York
SanTrax Productivity, Inc.         100%                    Delaware